Execution Version

Amendment No. 1

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of October 27, 2015 (“Amendment No. I”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of AMG Pantheon Private Equity Fund, LLC and AMG Pantheon Private Equity Master Fund, LLC, severally and not jointly (each, a “Fund,” and collectively, the “Funds”).

Background

The parties previously entered into a Transfer Agency And Shareholder Services Agreement, dated as of October l, 2014 (“Original Agreement”), and wish to amend the Original Agreement in accordance with the terms of this Amendment No. 1.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Fund with respect to itself and BNYM, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1. Modifications to Original Agreement. The Original Agreement is hereby amended as follows:

(A)	A new Section 3(a)(l 7) which reads in its entirety as follows is added:

(17) AIP Services. In connection with the Alternative Investment Products processing service offered by the DTCC to members of the DTCC through the DTCC or its subsidiaries or affiliates (the “DTCC AIP Service”), BNYM will utilize the DTCC AIP Service to perform its responsibilities under Section 3 hereunder to the extent BNYM specifically agrees to do so and implements appropriate Standard Procedures to govern its utilization of the DTCC AIP Service. Notwithstanding any other written document, agreement, email communication or understanding of any nature whatsoever other than a written amendment to this Agreement, the Fund expressly agrees that neither BNYM, nor BNY Mellon Bank acting as the agent of BNYM or acting as the agent of the Fund pursuant to a AIP Settlement Agreement, shall be obligated to conduct any monetary settlement activity with the DTCC or its subsidiaries or affiliates related to the DTCC AIP Services through the Service Accounts or otherwise, except for the payment of service fees owed by the Fund to the DTCC for utilization of the DTCC AIP Services (“Fee Settlement”), and BNYM and BNY Mellon Bank may without liability hereunder decline to perform any settlement activity in connection with the DTCC AIP Services other than the Fee Settlement. “AIP Settlement Agreement” means any Appointment of AIP Settling Bank And AIP Settling Bank Agreement by and between the Fund and BNY Mellon Bank and approved by the NSCC that may be in effect at any time governing financial settlement activity of any nature related to the DTCC AIP Service. Notwithstanding Section l 9(h) hereof, BNY Mellon Bank shall be entitled to rely on this Section 3(a)(l7) and enforce it on its own behalf.

(b)	Schedule A is amended by adding the following items in their proper alphabetical sequence to the Index of Defined Terms in Schedule A:

AIP Settlement Agreement	§ 3(a)(]7)
DTCC AIP Service	§ 3(a)(l7)
Fee Settlement	§ 3(a)(l7)

Page I

Execution Version

2. Remainder of Original Agreement. All terms of this Amendment No. 1 shall be effective and amend the Original Agreement on and after the Effective Date. Except as specifically modified by this Amendment No. 1, all terms of the Original Agreement shall remain in full force and effect.

3. Governing Law. The governing law of the Original Agreement shall be the governing law of this Amendment No. 1.

4. Entire Agreement. This Amendment No. 1 constitutes the entire agreement of the parties with respect to the subject matter contained in this document and supersedes all prior and contemporaneous proposal, agreements, contracts, representations and understanding, whether written, oral or electronic, between the parties with respect to an amendment to the Original Agreement relating to such subject matter.

5. Facsimile Signatures: Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ William Blatchford
Name:	William Blatchford
Title:	Managing Director

AMG Pantheon Private Equity Fund, LLC

By:	/s/ John C. Ball
Name:	John C. Ball
Title:	Assistant Treasurer

AMG Pantheon Private Equity Master Fund, LLC

By:	/s/ John C. Ball
Name:	John C. Ball
Title:	Assistant Treasurer

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